EXHIBIT 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $1.00 per share, of Ryerson Tull, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 14th day of March, 2003.

By: /s/ Stephen A. Landsman Name: Stephen A. Landsman Attorney-in-Fact for:
Eric Samson(1) The Eric Samson Foundation(1)

(1)A Power of Attorney authorizing Stephen A. Landsman to execute this agreement on behalf of this person or entity is filed as an Exhibit to the Schedule 13D.

THE SECOND DAVE SAMSON TRUST

By: /s/ Eric Samson Name: Eric Samson Its: Senior Trustee